Exhibit 22.1

                      Subsidiaries of the Registrant
                      ------------------------------

Name	                            State of Incorporation
-----                               -----------------------

Baker Anderson & Christie, Inc.	    California
Nurses Network, Inc.	            California
New Age Staffing, Inc.	            Delaware
PSR Nurse Recruiting, Inc.	    Texas
PSR Nurses Holding Corp.	    Texas